AMENDED AND RESTATED SUPERVISION AND ADMINISTRATION AGREEMENT

AMENDED AND RESTATED SUPERVISION AND ADMINISTRATION AGREEMENT, made this 31st day of August, 2021, between PIMCO Variable Insurance Trust (the “Trust”), a Delaware statutory trust, and Pacific Investment Management Company LLC (the “Administrator” or “PIMCO”), a Delaware limited liability company.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, which are listed in the attached Appendix A (as amended from time to time), with each such series representing interests in a separate portfolio of securities and other assets; and each series of the Trust issues its Shares in one or more classes, with each class representing interests in the same portfolio of securities and other assets; and

WHEREAS, the Trust desires to retain the Administrator to render supervisory and administrative services hereunder with respect to the series listed on Schedule A, together with any other series subsequently established by the Trust, and with respect to which the Administrator is willing to do so, being herein collectively referred to also as the “Portfolios”; and

WHEREAS, pursuant to an Amended and Restated Investment Advisory Contract dated February 23, 2009, as amended and supplemented from time to time, between the Trust and PIMCO (“Investment Advisory Contract”), the Trust has retained PIMCO to provide investment advisory services with respect to the Portfolios in the manner and on the terms set forth therein; and

WHEREAS, the Trust wishes to retain PIMCO to provide or procure supervisory and administrative and other services to the Trust with respect to the Portfolios in the manner and on the terms hereinafter set forth; and

WHEREAS, PIMCO is willing to furnish supervisory and administrative services and/or to arrange for such services in the manner and on the terms hereinafter set forth; and

WHEREAS, the Trust and PIMCO have determined to amend and restate this Agreement to remove provisions prohibiting certain Portfolios from bearing certain fees and expenses,

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.      Appointment. The Trust hereby appoints PIMCO as the Administrator to provide or procure the supervisory and administrative and other services with respect to the Portfolios and Subsidiaries for the period and on the terms set forth in this Agreement, as supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates additional series with respect to which it desires to retain the Administrator to render or procure supervisory and administrative and other services hereunder, it shall notify the Administrator in writing. If the Administrator is willing to render or procure such services it shall notify the Trust in writing, whereupon such additional series shall become a Portfolio hereunder. For the avoidance of doubt, to the extent any such current or future Portfolio establishes a Subsidiary, this Agreement shall apply to such Subsidiary upon such Portfolio becoming a Portfolio hereunder.

2.      Duties. Subject to the general supervision of the Board of Trustees, the Administrator shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Portfolios and Subsidiaries other than the investment advisory services provided pursuant to the Investment Advisory Contract.

(a)      Supervisory and Administrative Services. These services shall include the following:

(i)      The Administrator shall supervise and coordinate matters relating to the operation of the Portfolios and Subsidiaries, including any necessary coordination among the investment adviser or advisers to the Portfolios, the custodian, transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Portfolios), insurance companies, accountants, attorneys, and other parties performing services or operational functions for the Portfolios or Subsidiaries. In connection with the supervision of the pricing and valuation of the Portfolios, the Administrator shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for Shares of a Portfolio.

(ii)      The Administrator shall provide the Portfolios, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective administration of the Portfolios as contemplated in this Agreement as well as provide the Portfolios, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to ensure compliance with federal securities laws, state insurance laws and other applicable laws.

(iii)      The Administrator shall maintain or supervise the maintenance by third parties of such books and records of the Trust and the Portfolios as may be required by applicable federal or state law, other than the records and ledgers maintained under the Investment Advisory Contract.

(iv)      The Administrator shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Portfolios required by applicable law.

(v)      The Administrator shall prepare, file, and arrange for the distribution of proxy materials and periodic reports to shareholders of the Portfolios or other appropriate parties as required by applicable law.

(vi)      The Administrator shall prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities as may be required to register the Shares of the Portfolios and qualify the Trust to do business or as otherwise required by applicable law. The Administrator shall maintain registration of the Portfolios’ Shares in such other jurisdictions as it deems necessary and appropriate. The Administrator shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies. The Administrator shall maintain systems necessary to provide or procure required disclosure in the Portfolios’ registration statements, shareholder reports, proxy statements, and similar regulatory documents, and Portfolio proxy voting information.

(vii)      The Administrator shall take such other action with respect to the Portfolios and Subsidiaries as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, state securities and insurance commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Portfolios’ Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program, as well as maintenance of a vendor management program designed to manage the risks of the service provider relationships entered into by the Portfolios and Subsidiaries, or by the Administrator on their behalf.

(viii)      The Administrator shall provide the Portfolios with administrative services to shareholders, as necessary, shareholder transaction processing; the provision of certain statistical information and performance of the Portfolios; a web servicing platform and internet website; access by PIMCO representatives to databases to assist with shareholder inquiries and reports; maintenance of privacy protection systems and procedures; oversight of anti-money laundering monitoring systems and procedures; anti-market timing monitoring systems and procedures, including implementation of shareholder information agreements under Rule 22c-2 under the 1940 Act and associated monitoring systems and procedures; and processing of client registration applications. Notwithstanding the foregoing, the Administrator may procure or delegate provision of these services to third parties with respect to particular classes of the Portfolios or particular shareholders that have relationships with other financial intermediaries that perform similar services.

(b)      Other Services. The Administrator shall also procure on behalf of the Trust and the Portfolios, and at the expense of the Administrator, the following persons to provide services to the Portfolios, to the extent necessary: (i) a custodian or custodians for the Portfolios to provide for the safekeeping of the Portfolios’ assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Portfolios; (iii) a transfer agent for the Portfolios; and (iv) a dividend disbursing agent for the Portfolios. The Trust may be a party to any agreement with any of the persons referred to in this Section 2(b).

(c)      Personnel. The Administrator shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Portfolios and Subsidiaries and services provided to the Portfolios under this Agreement.

(d)      Standards; Reports. In performing these services, the Administrator:

(i)      Shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement filed an Form N-1A as supplemented or amended from time to time.

(ii)      Will make available to the Trust, promptly upon request, any of the Portfolios’ books and records as are maintained under this Agreement, and, upon request by the Trust, will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(iii)      Will regularly report to the Trust’s Board of Trustees on the services provided under this Agreement and will furnish the Trust’s Board of Trustees with respect to the Portfolios and Subsidiaries such periodic and special reports as the Trustees may reasonably request.

(iv)              Will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.

3.      Documentation. The Trust has delivered copies of each of the following documents to the Administrator and will deliver to it all future amendments and supplements thereto, if any:

(a) the Trust’s Registration Statement as filed with the SEC and any amendments thereto; and

(b) exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

4.      Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

5.      Compensation. As compensation for the services rendered under this Agreement, the Trust shall pay to the Administrator a monthly fee, calculated as a percentage (on an annual basis) of the average daily value of the net assets of each of the Portfolios during the preceding month. The fee rates applicable to each class of a Portfolio shall be set forth in a schedule to this Agreement. The fees payable to the Administrator for all of the Portfolios shall be computed and accrued daily and paid monthly. If the Administrator shall serve for less than any whole month, the foregoing compensation shall be prorated.

6.      Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.

7.      Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by the Portfolios under this Agreement, and any expenses that are paid under the terms of the Investment Advisory Contract. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website. In addition, the Administrator shall bear the following expenses under this Agreement:

(a)    Expenses of all audits by Trust’s independent public accountants;

(b)    Expenses of the Trust’s transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

(c)      Expenses of the Trust’s custodial services, including any recordkeeping services provided by the custodian;

(d)      Expenses of obtaining quotations for calculating the value of each Portfolio’s net assets;

(e)      Expenses of obtaining Portfolio Activity Reports for each Portfolio;

(f)      Expenses of maintaining the Trust’s tax records;

(g)      Costs and/or fees, including legal fees, incident to meetings of the Trust’s shareholders or of any contract owners with contract value allocated to the Trust, the preparation, printing and mailings of prospectuses, notices and proxy statements and reports of the Trust to its shareholders or other appropriate recipients, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, Shares with federal and state securities and/or insurance authorities;

(h)      The Trust’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company;

(i)      Costs of printing certificates representing Shares of the Trust;

(j)      The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(k)      Association membership dues; and

(l)      All expenses of supervising and administering the actual or potential operations of Subsidiaries, except for those expenses allocated by the Administrator to the Portfolios in good faith pursuant to the Trust’s Procedures for Incurrence of Fund Subsidiary Expenses.

The Trust shall bear the following expenses:

(a)      Salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Administrator or its subsidiaries or affiliates;

(b)      Taxes and governmental fees, if any, levied against the Trust or any of its Portfolios;

(c)      Brokerage fees and commissions, and other portfolio transaction expenses incurred for any of the Portfolios;

(d)      Costs, including the interest expenses, of borrowing money (including, but not limited to, costs related to tender option bond trusts formed by a Portfolio);

(e)      Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates;

(f)      Extraordinary expenses, including extraordinary legal expenses, as may arise, including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(g)      Organizational and offering expenses of the Trust and the Portfolios, and any other expenses which are capitalized in accordance with generally accepted accounting principles;

(h)      Any expenses allocated or allocable to a specific class of Shares; and

(i)      All expenses of supervising and administering the actual or potential operations of Subsidiaries that are allocated by the Administrator to the Portfolios in good faith pursuant to the Trust’s Procedures for Incurrence of Fund Subsidiary Expenses.

8.      Liability. The Administrator shall give the Trust the benefit of the Administrator’s best efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Trust agrees that neither the Administrator nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Administrator and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Trust or the Administrator or provide a defense for any other person including persons that provide services for the Portfolios as described in Section 2(b) of this Agreement.

9.      Term and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for one year from such date, and shall continue thereafter on an annual basis with respect to each Portfolio provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting shares of the Portfolios, and provided continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust, or PIMCO, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated:

(a)      by the Trust at any time with respect to the services provided by the Administrator, by vote of a majority of the entire Board of Trustees of the Trust or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Portfolio, by vote of a majority of the outstanding voting shares of such Portfolio, on 60 days’ written notice to the Administrator;

(b)      at or after the expiration of the one-year period commencing the date of its effectiveness, by the Administrator at any time, without the payment of any penalty, upon 60 days’ written notice to the Trust.

10.      Use of Name. It is understood that the name “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof or logo associated with those names are the valuable property of PIMCO and its affiliates, and that the right of the Trust and/or the Portfolios to use such names (or derivatives or logos) shall be governed by the Investment Advisory Contract.

11.      Notices. Notices of any kind to be given to the Administrator by the Trust shall be in writing and shall be duly given if mailed or delivered to the Administrator at 650 Newport Center Drive, Newport Beach, California 92660, or to such other address or to such individual as shall be specified by the Administrator. Notices of any kind to be given to the Trust by the Administrator shall be in writing and shall be duly given if mailed or delivered to 650 Newport Center Drive, Newport Beach, California 92660, or to such other address or to such individual as shall be specified by the Trust.

12.      Trust Obligation. Notice is hereby given that the Agreement has been executed on behalf of the Trust by an officer of the Trust in his or her capacity as an officer and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any trustee, officer, or shareholder of the Trust individually.

13.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14.      Miscellaneous. (a) This Agreement shall be governed by the laws of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

(b)      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)      The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)      This Agreement may not be assigned by the Trust or the Administrator without the consent of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

PIMCO VARIABLE INSURANCE TRUST

By:
Title: Treasurer

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title: Managing Director

APPENDIX A

(As of August 31, 2021)

Supervisory and Administrative Fee Rate (%)

Fund	Core Expenses[1]	Other Expenses	Total
PIMCO All Asset Portfolio	0.10	0.15	0.25
PIMCO Balanced Allocation Portfolio	0.05	0.00	0.05
PIMCO CommodityRealReturn® Strategy Portfolio	0.10	0.15	0.25
PIMCO Dynamic Bond Portfolio	0.10	0.20	0.30
PIMCO Emerging Markets Bond Portfolio	0.10	0.30	0.40
PIMCO Global Bond Opportunities Portfolio (Unhedged)	0.10	0.40	0.50
PIMCO Global Core Bond (Hedged) Portfolio	0.10	0.21	0.31
PIMCO Global Diversified Allocation Portfolio	0.10	0.30	0.40
PIMCO Global Managed Asset Allocation Portfolio	0.05	0.00	0.05
PIMCO High Yield Portfolio	0.10	0.25	0.35
PIMCO Income Portfolio	0.10	0.30	0.40
PIMCO International Bond Portfolio (U.S. Dollar-Hedged)	0.10	0.40	0.50
PIMCO International Bond Portfolio (Unhedged)	0.10	0.40	0.50
PIMCO Long-Term U.S. Government Portfolio	0.10	0.15	0.25
PIMCO Low Duration Portfolio	0.10	0.15	0.25
PIMCO Real Return Portfolio	0.10	0.15	0.25
PIMCO Short-Term Portfolio	0.10	0.10	0.20
PIMCO Total Return Portfolio	0.10	0.15	0.25

1 Core Expenses include custody, portfolio accounting and tax preparation expenses.